Exhibit 10.51

PAID LISTINGS

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of April 15, 2006 (the “Effective Date”), by and between PeakClick GMBM, a LLC corporation (“Partner”) and LookSmart, Ltd., a Delaware corporation (“LookSmart”).

RECITALS

The parties wish to provide for a license to Partner to display LookSmart’s Paid Listings on the Partner Network sent by LookSmart in response to search queries, ad requests based on site pages, and other ad calls or requests for listings made by Partner to LookSmart.

NOW, therefore, for good and adequate consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 A “Click” occurs when a bona fide Internet user (which excludes a robot, spider, software, scraper or other mechanical, artificial or fraudulent means, or a person who is not seeking to use the Partner Network for a legitimate web search, e.g., has been paid or otherwise motivated to click, as determined by LookSmart’s click filtering and tracking systems) clicks on a Listing and accesses the destination site.

1.2 “Listing” means a link to a website that includes the display URL, a title, text that describes the site to which the listing links or encourages the user to visit the site, and may include a tracking URL.

1.3 “Partner Network” means the following web sites which are owned or operated by Partner or are contractually part of Partner’s syndication network: peakclick.com.

1.4 “Paid Listings” means a LookSmart product that returns results containing only paid Listings. The amount that an advertiser pays to LookSmart influences (among other factors) the position in which the advertiser’s listing appears in our Paid Listings.

2.	LICENSE

2.1 License. Subject to the terms, limitations and conditions herein, LookSmart hereby grants to Partner a non-exclusive license during the Term to publicly display, and allow third parties who operate sites on the Partner Network to publicly display, Paid Listings in electronic form on the Partner Network. Partner and third parties who operate sites on the Partner Network may not display any Paid Listings via any of the following distribution sources: e-mail, pop-ups, pop-unders or adware without LookSmart’s prior written, signed consent.

2.2 Limitations on License. The license granted above is conditioned upon Partner’s, and sites in the Partner Network’s, observance of the following restrictions: (i) except as expressly permitted herein, Partner will not display, use, reproduce, cache, store, distribute, make derivative works of, modify, sell, resell, rent, license, sublicense, transfer, assign or redistribute in any way Paid Listings; (ii) Partner will not modify, add to, edit or delete the URLs, titles or reviews contained within any Paid Listings without LookSmart’s prior written approval; (iii) Partner will not display, sublicense or syndicate Paid

Listings on or to any third party or web site outside of the Partner Network unless it first obtains LookSmart’s written consent; (iv) Partner will use the tracking URLs associated with each individual Listing provided by LookSmart, if any, for all Paid Listings included on its Partner Network (though Partner may use the display URLs for purposes of displaying the Listing); (v) Partner will not display any Paid Listings on any adult-oriented web sites without the prior written approval of LookSmart; (vi) Partner will not display any Paid Listings on any obscene or illegal web sites, or in any manner that violates any applicable laws or regulations or the rights of any third party; (vii) Partner will not display any Paid Listings, or allow any third parties to display any Paid Listings, via any form of adware, spyware, e-mail or method that violates applicable laws; and (viii) Partner will not display any Paid Listings, or allow any third parties to display any Paid Listings, to users whose IP address is outside of the United States or Canada, except as described in Exhibit C .

2.3 Display of Ads via Cookies or Downloadable Applications. The license granted above is conditioned on Partner’s, and sites in the Partner Network’s, observance of the following: a) if Partner displays or allows a third party to display Paid Listings via any “cookie” or application that is downloaded to a user’s computer or browser, Partner represents and warrants that such cookie or application shall: (i) not gather any personally identifiable information (such as an individual’s name, telephone number, e-mail address and/or street address) or financial information of the end user; and (ii) not gather any information about the web pages accessed by the computer on which it is installed; b) if Partner displays or allows a third party to display Paid Listings via any application that is downloaded to a user’s computer or browser, Partner represents and warrants that such application shall (iii) only be installed after clear and conspicuous notice to the end user; (iv) only be installed after the end user’s express and informed consent to installation; (v) allow for uninstallation that can be performed without undue effort or knowledge by the end user; (vi) allow for successful removal of such client-side application using the “Add/Remove Programs” functionality of Microsoft Windows (or similar on other platforms); (vii) not re-install itself without the end user’s express consent prior to each such re-installation; (viii) not install or allow the installation of any other programs not clearly and conspicuously disclosed to the end user, (ix) clearly display the Partner’s privacy policy (or a link or other access to it); and (x) comply with all applicable laws and regulations. Partner agrees to provide LookSmart with a copy of, and a license to use, any and all downloadable applications and all updates and upgrades thereto that Partner uses, or allows third parties to use, to display Paid Listings.

2.4 Display of Ads on Partner Network. The license granted above is conditioned on Partner’s, and sites in the Partner Network’s, observance of the following: if Partner allows any third party to display Paid Listings, Partner shall: (1) enter into a legally binding contract with such third party that is no less restrictive than the terms, conditions, limitations and restrictions applicable to Partner under this Agreement, (2) monitor the activities of such third party on a regular basis to ensure compliance with the requirements herein, and (3) immediately terminate such third party’s distribution of Paid Listings upon a determination that such third party is in material violation of any of the terms and conditions of such distribution agreement or upon request by LookSmart to do so.

2.5 Query Source Identification. For every ad call or other request for listings to LookSmart, Partner shall clearly identify to LookSmart the query source by providing the originating IP address of the user (not the server making the request), the User Agent of the user’s browser and the HTTP referrer that indicates where the listings are being displayed.

3.	PAYMENT TERMS.

3.1 Cost Per Click. Subject to the terms and conditions hereof, for any given calendar month, LookSmart will pay Partner * * * from LookSmart invoices or charges for all qualified Clicks on listings advertisements, as recorded by LookSmart’s, or its customer’s as applicable, click tracking

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systems. For each Click, * * * LookSmart will determine the CPC bid and include it in the Paid Listings feed sent in response to such request. LookSmart will have sole discretion to decide the CPC bid for each Listing, and such CPC bid may change frequently. Partner may use the CPC bid included in the Paid Listings feed from LookSmart solely for the purpose of ranking the Paid Listings and gauging payments from LookSmart, but the parties agree that all CPC bid amounts submitted by LookSmart are confidential information for internal use only, and shall not be posted on Partner’s web pages or disclosed to any third parties. LookSmart shall have no obligation to pay for clicks if Partner makes any material misrepresentations in Exhibit C or if Partner violates the license terms set forth in Section 2 above.

3.2 Reporting and Payment. LookSmart will make its “PUBLISHER CENTER” available to Partner for preliminary daily reporting of clicks, and Partner acknowledges and agrees that (i) such reporting may not represent the number of qualified Clicks for which LookSmart will pay Partner and (ii) it will control access to and maintain the confidentiality of its password for accessing the POP Portal. Within 30 days after the end of each calendar month during the Term, LookSmart will deliver (a) a report describing invoices and billings to LookSmart customers for such calendar month pursuant to Section 3.1 and (b) payment pursuant to Section 3.1; provided, that Partner acknowledges and agrees that to the extent Partner has not provided the Query Source Identification as described in section 2.5, above. For every request, without such information LookSmart’s ability to determine which clicks and ads are qualified or billable is impaired and thus LookSmart may not pay Partner for the clicks and ads. Partner shall also notify LookSmart of any changes, inaccuracies, or incompleteness of any statement Partner makes on Exhibit C, Part II. LookSmart reserves the right to deduct from payments made pursuant to Section 3.1, or otherwise recoup any amounts paid to Partner in prior months for non-qualified Clicks.

3.3 Audit. Each party will maintain accurate records with respect to the calculation of all Clicks and/or payments due under this Agreement. The other party (the “Examining Party”) may, upon no less than 15 days prior written notice to the first party (the “Audited Party”) and no more than once in any twelve month period, cause an independent auditor of nationally recognized standing to inspect the appropriate records of the audited party reasonably related to the calculation of such Clicks and/or payments during the Audited Party’s normal business hours. Such examination will be undertaken in a manner reasonably calculated not to interfere with the Audited Party’s normal business operations. The fees charged by such auditor in connection with the inspection will be paid by the Examining Party, unless the auditor discovers an underpayment of greater than 10%, in which case the Audited Party will pay the reasonable fees of the auditor.

3.4 Non-qualified Clicks. LookSmart shall have no obligation to pay for clicks which are non-qualified clicks as determined by its click filtering and tracking systems. Non-qualified clicks may come as a result of but are not limited to clicks (i) generated via automated crawlers, robots or click generating scripts, (ii) that an advertiser receives and rejects, (iii) that come as a result of auto-spawning of browsers, automated redirects, and clicks that are required for users to navigate on the Partner Network, (iv) that are from users in countries other than those explicitly agreed to in Exhibit C by Partner and LookSmart, (v) that are on expired, cached or over-budget ads, or (vi) that come as a result of any incentive such as cash, credits or loyalty points. LookSmart reserves the right to require Partner to provide server log files that include, but are not limited to, the daily number of clicks delivered to LookSmart. In the event that LookSmart determines in its sole discretion that Partner or any third party site in the Partner Network has delivered non-qualified clicks, low quality traffic, or traffic that violates any material term of this Agreement, LookSmart may, at its option, (1) immediately terminate this Agreement upon written notice to Partner, or (2) require Partner to immediately cease displaying, and allowing third party sites in the Partner Network to display, Paid Listings via any particular means, method, product, or third party distributor, and/or (3) not pay Partner for the offending clicks.

3.5 Account Manager. LookSmart will provide a designated account manager to Partner.

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4.	PARTNER OBLIGATIONS.

4.1 Implementation of Paid Listings. Within ten (10) days after the Effective Date Partner will begin querying LookSmart’s servers for Paid Listings and will implement and display Paid Listings provided by LookSmart as set forth on Exhibit A.

4.2 Attribution; Look and Feel. Partner may provide LookSmart attribution on pages displaying Paid Listings. The size and location aspects of such attribution shall be at the parties’ mutual agreement. Other than as set forth herein, Partner shall control the look and feel of its search service.

5.	LOOKSMART OBLIGATIONS.

5.1 Service Levels/Technical Support. LookSmart will use commercially reasonable efforts to provide the Service Levels and Technical Support as specified in Exhibit B.

6.	PUBLICITY.

LookSmart may issue a press release to announce the relationship contemplated by this Agreement without the prior written consent of Partner. Partner will not make any public statement, press release or other announcement relating to the terms or existence of this Agreement without the prior written approval of LookSmart, such approval not to be unreasonably withheld, conditioned or delayed, provided that either party may make such disclosures as may be, in its reasonable opinion of counsel, advisable in order to comply with a subpoena or other legal process or with applicable laws, regulations or securities exchange rules.

7.	INTELLECTUAL PROPERTY OWNERSHIP.

7.1 Proprietary Rights of LookSmart. LookSmart will retain all right, title and interest in and to the Paid Listings, the related databases, all data generated by LookSmart’s click tracking system and other performance measurement applications, and all associated intellectual property and proprietary rights worldwide (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, lists of advertisers and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

7.2 Proprietary Rights of Partner. Other than the Paid Listings, Partner will retain all right, title, and interest in and to the Partner Network (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, lists of advertisers, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

8.	TERM AND TERMINATION.

8.1 Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will end * * *. The Agreement will then automatically renew for successive two year periods, unless either party gives written notice to the other party of its intention not to renew at least 60 days prior to the end of the then-current term or renewal term.

8.2 Termination. Either party may terminate this Agreement (a) at any time within the first 90 days after the Effective Date, provided that written notice of termination is delivered to the other party within such 90-day period, or (b) if the other party (i) materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following delivery of written notice to the breaching party of the breach, or (ii) is subject to voluntary or involuntary bankruptcy proceedings, insolvency, liquidation or otherwise substantially discontinues its business operations.

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8.3 Effect of Termination. Termination of this Agreement by either party will not act as a waiver of any breach of this Agreement and will not act as a release of either party hereto from any accrued liability (including payments as set forth in the following section) or liability for breach of such party’s obligations under this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, each party will pay to the other party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other party as of such date. Upon the expiration or termination of this Agreement for whatever reason, each party shall immediately cease to use the other party’s trademarks, proprietary information, Paid Listings, intellectual property (including derivative works or modifications thereof) and Confidential Information in any manner whatsoever, and shall destroy or return (at the option of the other party), any such property, or materials representing the same to the other party, and provide the other party with an officer’s certificate attesting to such return/destruction. For the avoidance of doubt, upon termination or expiration of this Agreement, the license granted hereunder shall terminate and Partner and its agents shall immediately cease all use of the Paid Listings.

8.4 Survival. The provisions of sections 1 and 6-12 (inclusive) will survive any termination or expiration of this Agreement for a period of three years.

9.	CONFIDENTIALITY.

9.1 “Confidential Information” means information about the disclosing party’s (or its suppliers’) business, products, technologies, strategies, advertisers, financial information, operations or activities that is proprietary and confidential, including without limitation all business, financial, technical and other information disclosed by the disclosing party. Confidential Information of LookSmart includes (without limitation) the CPC bids included in its Paid Listings feeds. Confidential Information will not include information that the receiving party can establish (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party.

9.2 Use of Confidential Information. Each party agrees (i) that it will not use or disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or as required by a court of law or otherwise compelled to be disclosed pursuant to the legal process or existing laws or regulations, and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

10.	WARRANTY AND INDEMNITY.

10.1 Warranties. LookSmart warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, the Paid Listings provided to Partner in connection with this Agreement. Except as specifically provided herein, LookSmart does not guarantee or make any representations or warranties whatsoever (i) with respect to the completeness of any listings or links or information accessed through such links or (ii) with respect to the content of the web sites accessed through the listings or links provided hereunder. LOOKSMART DOES NOT WARRANT, REPRESENT OR GUARANTEE THAT THE USE OF ITS LISTINGS OR LINKS, OR ANY OTHER SERVICES

PROVIDED IN CONNECTION WITH OR IN ADDITION TO THE FOREGOING WILL BE UNINTERRUPTED, UNDISRUPTED OR ERROR-FREE. Partner represents and warrants that (i) its display of Paid Listings hereunder (including its allowing third parties to do so) does not and will not violate any term or condition of this Agreement and (ii) the information provided in Exhibit C is accurate and complete.

10.2 Indemnification. Each party will indemnify, defend and hold harmless the other party, its officers, directors and employees from any and all third party claims, liability, damages, expenses and/or costs (including, but not limited to, attorneys fees) arising from the other party’s breach of any warranty, representation or covenant in this Agreement. All such amounts will be reimbursed to the indemnified party as incurred, within thirty (30) days of submission of reasonable supporting documentation or invoices to the indemnifying party. Each party’s obligation to indemnify is conditioned upon the other party providing prompt notification of any and all such claims, unless the failure to notify does not materially and adversely affect the defense. The indemnified party will reasonably cooperate with the indemnifying party in the defense and/or settlement thereof. The indemnified party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at the indemnified party’s sole cost and expense.

10.3 Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

11.	LIMITATION OF LIABILITY.

11.1 Exclusion of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.2 Total Liability. OTHER THAN AS A RESULT OF BREACH OF SECTION 2 OR PURSUANT TO THE INDEMNIFICATION PROVISIONS HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR AN AMOUNT IN EXCESS OF THE TOTAL AMOUNT PAID TO PARTNER HEREUNDER.

12.	GENERAL.

12.1 Assignment/Change of Control. Neither party may assign this Agreement, in whole or in part, without the other party’s written consent (which will not be unreasonably withheld). In the event of a change of control, merger, reorganization or sale of all, or substantially all, of one party’s assets to a third party, the other party may terminate the agreement upon 10 days’ prior written notice at any time after the closing of such transaction. For the purposes hereof, a “change of control” shall mean a transaction in which the shareholders of a party prior to the closing do not retain majority ownership of the party after the closing of such transaction.

12.2 Governing Law/Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of the parties. The parties consent to the exclusive jurisdiction of the state or federal courts in the Northern District of California for all actions arising out of or related to this Agreement.

12.3 Notices. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) business days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) business days prior notice to the other Party. Notices hereunder will be directed to, unless otherwise instructed by the receiving Party:

If to Partner: PeakClick GMBM

Address: Rvdigergasse 4137

City, State ZIP Wien, Austria

Attn: Wojciech Drewniak

Phone: +43 6769561612

Fax:

If to LookSmart:

625 Second Street

San Francisco, California 94107

Attn: Senior VP, Business Development

Fax: 415-348-7030

with a copy to:

625 Second Street

San Francisco, California 94107

Attn: Legal Department

Fax: 415-348-7034

12.4 Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

12.5 Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

12.6 Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and terminating any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

12.7 Independent Contractors. The parties are independent contractors and not co-venturers. Neither party shall be deemed to be an employee, agent, or legal representative of the other party hereto for any purpose and neither party hereto shall have any right, power or authority to create any obligation or responsibility on behalf of the other party hereto nor shall this be deemed an exclusive or fiduciary relationship. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original or faxed copy and all of which together shall constitute one instrument.

LookSmart, Ltd.		PeakClick GMBM

By:	/s/ Bryan Everett	By:	/s/ Wojciech Drewniak
Name:	Bryan Everett	Name:	Wojciech Drewniak
Title:	Sr. V.P. Sales & Operations	Title:	CEO

EXHIBIT A

IMPLEMENTATION

The following Sections 1-7 apply to the distribution of Paid Listings on the Partner Network.

1.	Display of Paid Listings. Partner will make or refer search queries, ad requests based on site pages, and other ad calls or requests for listings to LookSmart’s servers via a live data feed. If any Paid Listings are returned by LookSmart’s servers in response to such requests, such Paid Listings will be displayed on the Partner Network. Partner will not display or allow any third party in the Partner Network to display any CPC or price-related data that would allow users to determine the price paid by advertisers in connection with Paid Listings. Partner will cooperate with LookSmart to allow LookSmart to track Clicks on Paid Listings displayed on the Partner Networks, including the use of redirects, tracking URLs or other methods as reasonably requested by LookSmart. Other than as set forth herein, Partner shall be solely and exclusively responsible for the design, development, operation and maintenance of the Partner Network and for all advertising, sponsorship or other use of the media contained therein. Partner will implement the Paid Listings within ten (10) days of the Effective Date, such implementation to be verified by LookSmart recording at least one Click attributable to the Partner Network.

2.	Partner Display Ordering; De-duplicating. Partner represents that that it sorts, ranks and delivers Paid Listings for the Partner Network as indicated to LookSmart in Exhibit C, Part II. In the event that Partner decides to change the method by which it determines the ranking of its Paid Listings, Partner will provide to LookSmart thirty (30) days prior written notice of such change. Partner further represents that, to the extent it displays its own or other third party listings on the Partner Network in addition to the Paid Listings, if any such listing is duplicative with any Paid Listing, Partner will decide whether to show such listing or the Paid Listing on the basis of which one carries the higher CPC.

3.	Position in Paid Listings. If Partner sorts, ranks and delivers listings on the Partner Network based on CPC amounts, a) Partner must deliver LookSmart’s Paid Listings above or in a more favorable position than (i) any other listing with the same CPC and (ii) the listing with the next lowest CPC; and b) Partner will in no way manipulate the Paid Listings to deliver LookSmart’s Paid Listings in a position below or less favorable than listings with CPCs lower than the Paid Listings.

4.	Top Bid Pricing. Partner agrees to provide LookSmart with an automated, regularly updated mechanism from which LookSmart can determine the bid prices (CPC paid to partner) of the top 5 listings advertisements sent to Partner Network for individual and specific queries from Partner. For example, Partner may make available an API or other data interface that provides such data.

5.	CPC Bid. To optimize CPC bid pricing, LookSmart may designate Partner ad calls/requests to be directed to certain of its servers, and Partner shall follow such designations as they are provided to Partner.

6.	Traffic Volume and Increases. Partner will provide LookSmart with 3 days prior written notice before launching with new affiliates or traffic sources that will, in Partner’s reasonable opinion, increase the number of Partner queries by the lesser of 50% over then-current levels or 500,000 queries per day. LookSmart will have no obligation to pay for Clicks for which a timely notice is not provided under this section.

7.	Blocking Distribution. LookSmart may request that Partner block distribution of Paid Listings to a specified list of sources (keywords, portions of Partner Network, sites and/or IP addresses) or via any distribution method deemed questionable by LookSmart. LookSmart also reserves the right to make a written request to Partner for it to block specific Paid Listings for display to specific domains. Once LookSmart makes this request, LookSmart is not obligated to pay Partner for any clicks from such domain(s). If Partner identifies the domain that the query originates from to LookSmart, then LookSmart may perform this blocking. LookSmart reserves the right to ask Partner to block any international traffic, including international queries and clicks, for international users and listings appearing on international sites. LookSmart also reserves the right to ask Partner to block all adult-related traffic, including adult queries and clicks generated as a result of these adult queries. LookSmart may update the list of prohibited distribution partners or sources from time to time, in its sole discretion. All sources contained within the list must be blocked from distribution by Partner as soon as practicable after, but in any event within 5 business days from, receipt of notice from LookSmart. LookSmart shall have no obligation to pay Partner for qualified Clicks on Paid Listings after LookSmart makes the relevant request.

EXHIBIT B

Service Levels

Below is the level of service to be supplied by LookSmart in connection with LookSmart’s provision of Paid Listings (the “Service”). The Service to be provided to Partner shall consist of a feed of Paid Listings as defined in the Agreement.

Partner Implementation Guide. Following the execution of this Agreement, LookSmart will provide Partner with a partner implementation guide to assist in the process of implementing the technical aspects of the Service. The parties will use commercially reasonable efforts to abide by the procedures and steps set forth in the guide.

Service Integration Technical Assistance. During the Term, LookSmart agrees to provide a designated technical account manager during normal business hours (8am – 5pm Pacific Time) to Partner to assist in the effective integration of the Service onto the Partner’s site. In no event will such support exceed ten (10) hours per month, and all such support will be provided during business hours. The parties agree that the Service is provided in a standard format and is well documented. LookSmart will not provide technical assistance relating to on-site server configuration or programming.

Service Response Time. The load time for a non-page-load query (i.e. where the data returned does not include the formatted page), as measured round-trip from the time Partner servers send a search request to LookSmart to the time of Partner’s servers’ receipt of a completed set of search result(s) will be less than 375 milliseconds at least 98% of the time, as measured daily, weekly, and monthly, from domestic locations.

Service Uptime. The Service will be available 24 hours/day, 7 days/week. Scheduled downtime will be communicated to partners with 5 business days notice. The Service is guaranteed to be up 99.5% of the time as measured weekly and 99.8% of the time as measured monthly, excluding scheduled downtime. Should LookSmart determine that a reconfiguration of the Service is required, such as major software version changes, changes in hosting facilities or other network reconfiguration; LookSmart will provide Partner with 30-day notice of such change, and will work in good faith to minimize any Service outages.

Quality Criteria. LookSmart will use commercially reasonable efforts to ensure that the Paid Listings returned by the Service shall not contain more than 3% Inactive Links out of any random sample of 10,000+ queries. “Inactive Links” shall be defined as any link provide by the Service which, when clicked, does not result in the user receiving a web page within 60 seconds at least 3 out of 5 times in any 1 week period.

TECHNICAL SUPPORT

To ensure that problems with the Service are identified, addressed and resolved in a timely manner, the following framework shall be followed for reporting problems, communicating progress on troubleshooting activities, resolving problems, and, if necessary, escalating the level of attention placed on such problems. This framework proposes a three-category approach to technical support for dealing with problems. The first type deals with general technical support such as consultation regarding technical specification interpretation and understanding the process, the second with changes in the Service, and the third addresses problem reporting and resolution associated with the Service.

Type 1: General Technical Support

This category of service provides consultation regarding the proper interpretation of format specifications and data, as well as support on how the Service works, the quality or content of Service results for specific queries or how Partners might integrate the Service into their Web site(s). It does not address any desired changes in the basic service parameters. Within 3 business days of the Execution Date of this Agreement, Partner will be provided with the names of both a business development account manager and a technical account manager who will provide this type of service during normal business hours, up to 10 hours per month, for the first three months. Partner should expect a response to Type 1 issues within 2 business days, after which they should be escalated as detailed below.

Type 2: Changes

Requests for changes in the Service should be directed to the business development account manager who will be assigned to Partner within 3 days of the Execution Date of this Agreement. Partner should expect a response to Type 2 issues within 2 business days, after which they should be escalated as detailed below.

Type 3: Problem Reporting and Resolution

Problems reaching LookSmart servers (e.g., major networking issues, Service outage, etc.) should be addressed with the LookSmart Technical Operations team as detailed below. ALL OTHER requests (e.g. product issues) should be treated as Type 1 or Type 2 issues.

1.	Contact the System Technical Support team by:

• Email:	techsupport@looksmart.net
• Email Page:	techsupport-pager@looksmart.net
• Please remember to include an area code with the callback telephone number

If after 15 minutes, a callback is not received…

2.	Contact the Director of Production Operations by use of the following contact information:

• Dean Cookson
• Work/Day:	415-348-7615
• Cell:	415-516-6177
• Email:	dcookson@looksmart.net
• Email Page:	dcookson-pager@looksmart.net

If after 15 minutes, a callback was not received…

3.	Contact the Vice President of Technical Operations by use of the following contact information:

• Michael Grubb
• Work/Day:	415-348-7633
• Cell:	415-308-8071
• Email:	mg@looksmart.net
• Email Page:	mg-pager@looksmart.net

Escalation Procedures

If Partner does not receive timely responses (according to the timetables outlined above) issues should be escalated to any of the following individuals:

Person to Contact	Title	Role	Phone	Email
David Hoare	Director, Sales Operations	Business Development		dhoare@looksmart.net
Michael Schoen	VP Product	Product		mschoen@looksmart.net
Bryan Everett	Senior VP Sales	Sales		beverett@looksmart.net

Partner Points of Contact

Communication of issues from LookSmart to Partner should be directed to the following individuals:

Person to Contact	Title	Role	Phone	Email
Wojciech Drewniak	CEO			support@peakclick.com